Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS YEAR END AND FOURTH QUARTER 2025 RESULTS;

PROVIDES 2026 EARNINGS GUIDANCE

2025 Highlights:

•
Annual net sales of $5.3 billion, consistent with 2024, showing stability with steady maintenance sales and growth in building materials in the back half of the year
•
Gross margin of 29.7%, representing an improvement of 20 bps over prior year without the impact of the 2024 tariff reversal
•
2025 diluted EPS of $10.85 or $10.73 without ASU 2016-09 tax benefits
•
Diluted EPS guidance for 2026 of $10.85 - $11.15 without ASU 2016-09 tax benefits, reflecting expectations for modest sales growth and improved earnings

______________________

COVINGTON, LA. (February 19, 2026) – Pool Corporation (Nasdaq/GSM:POOL) today announced full year and fourth quarter 2025 results.

“Our 2025 results highlight the differentiation of our customer experience and the depth of our building products portfolio, as well as the stability of our maintenance business and the strength and adaptability of the POOLCORP team. We were encouraged by improving trends for discretionary products in the second half of the year, even with ongoing consumer pressures. Throughout the year, our strategic initiatives remained focused on enhancing our value-added services, supporting industry professionals with our digital platforms and expanding our product offerings. We also maintained disciplined cost management as we navigated an evolving market environment, while continuing to invest in our sales center network and digital ecosystem to sustain our industry-leading position. These efforts are guided by our long-term strategy, positioning us to deliver returns for our shareholders while laying a solid foundation for future performance,” said Peter D. Arvan, president and CEO.

Year ended December 31, 2025 compared to the year ended December 31, 2024

Net sales were $5.3 billion for 2025, comparable to 2024 net sales. Sales of non‑discretionary products were steady throughout the year. In the back half of the year, we noticed improved sales trends for discretionary products.

Gross margin was 29.7% in 2025 and 2024. Gross margin in 2024 included a 20 basis points benefit from the reversal of $12.6 million for estimated import taxes. Without this benefit included in our 2024 gross margin, our 2025 gross margin improved 20 basis points, reflecting positive impacts from price increases and disciplined supply chain management.

Selling and administrative expenses (operating expenses) increased 4% to $992.3 million in 2025 compared to $958.1 million in 2024. The growth in expenses was primarily driven by incremental investments in our technology initiatives and sales center network expansion, as well as inflationary impacts, particularly on base wages and facility costs.

Operating income of $580.2 million for the year was 6% lower than $617.2 million in 2024. Without the impact of the 2024 import tax reversal discussed above, 2025 operating income was 4% lower than in 2024.

Net income decreased to $406.4 million in 2025 compared to $434.3 million in 2024.

Earnings per diluted share declined 4% to $10.85 in 2025 compared to $11.30 in 2024, which included a $0.25 benefit from the import tax reversal discussed above. We recorded a $4.6 million, or $0.12 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in 2025 compared to an $8.8 million, or $0.23 per diluted share, tax benefit in 2024. Adjusting for the impact from ASU 2016-09 in both years, earnings per diluted share decreased 3% to $10.73 in 2025 compared to $11.07 in 2024.

Balance Sheet and Liquidity

Our inventory balance increased 13% to $1.5 billion at December 31, 2025 compared to December 31, 2024. This growth was primarily driven by increased purchasing ahead of price increases. Additionally, our inventory balance also reflects increases from inflation (including mid-season vendor price increases) and the addition of new and acquired sales centers. Total debt outstanding increased $249.1 million to $1.2 billion at December 31, 2025, primarily to fund open market share repurchases of $341.1 million in 2025 and working capital needs.

Net cash provided by operations was $365.9 million in 2025 compared to $659.2 million in 2024. Net cash provided by operations was in line with our expectations at 90% of net income. The change in net cash provided by operations primarily relates to working capital investments, including increases in inventory, and $68.5 million in federal tax payments deferred from 2024 into 2025 as a result of relief granted by the IRS.

Fourth quarter ended December 31, 2025 compared to the fourth quarter ended December 31, 2024

Net sales decreased 1% to $982.2 million in the fourth quarter of 2025. Gross profit increased $5.5 million and gross margin improved 70 basis points to 30.1% compared to 29.4% in the same period of 2024.

Operating expenses increased 6% to $243.7 million compared to $229.6 million for the same period in 2024, primarily driven by higher employee-related costs (including insurance), increased facility costs for greenfield locations and incremental investments in our customer-facing technology initiatives such as POOL360 Unlocked. Operating income decreased 14% to $52.0 million compared to $60.7 million in the same period last year.

Net income decreased to $31.6 million compared to $37.3 million in the fourth quarter of 2024.

Earnings per diluted share decreased 13% to $0.85 compared to $0.98 in the same period of 2024. We recorded a $0.4 million, or $0.01 per diluted share, tax benefit from ASU 2016-09 compared to a $0.5 million, or $0.01 per diluted share, benefit in the same period of 2024. Adjusting for the impact from ASU 2016-09 in both periods, earnings per diluted share was $0.84 compared to $0.97 in 2024.

2026 Outlook

“The POOLCORP team continues to support our customers while growing the outdoor living industry, building on the reputation that has distinguished us over the past 30 years as a publicly-traded company. The strength of our business is a direct result of the incredible dedication of our employees, the trust of our customers and our long-standing partnerships with our vendors. Looking forward, we’re focused on driving sustainable growth through innovation and disciplined execution. We expect earnings for 2026 to be in the range of $10.85 to $11.15 per diluted share,” added Arvan.

Our 2026 guidance does not include any estimated unrealized tax benefits related to stock option exercises, stock option expirations or restricted stock award vestings occurring in 2026.

Non-GAAP Financial Measures

This press release refers to our adjusted diluted EPS, and from time to time, we also reference our adjusted EBITDA when communicating with investors. Both of these are non-GAAP measures. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2025, POOLCORP operated 456 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” “outlook,” and other words and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2024 Annual Report on Form 10-K, 2025 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com

POOL CORPORATION

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024 (1)
Net sales	$982,209	$987,480	$5,289,396	$5,310,953
Cost of sales	686,464	697,236	3,716,938	3,735,606
Gross profit	295,745	290,244	1,572,458	1,575,347
Percent	30.1%	29.4%	29.7%	29.7%

Selling and administrative expenses	243,737	229,593	992,254	958,143
Operating income	52,008	60,651	580,204	617,204
Percent	5.3%	6.1%	11.0%	11.6%

Interest and other non-operating expenses, net	11,383	10,433	46,770	50,250
Income before income taxes and equity in earnings	40,625	50,218	533,434	566,954
Provision for income taxes	9,084	12,945	127,132	132,836
Equity in earnings of unconsolidated investments, net	46	27	102	207
Net income	$31,587	$37,300	$406,404	$434,325

Earnings per share attributable to common stockholders: (2)
Basic	$0.85	$0.98	$10.89	$11.37
Diluted	$0.85	$0.98	$10.85	$11.30
Weighted average common shares outstanding:
Basic	36,783	37,718	37,149	38,007
Diluted	36,893	37,922	37,288	38,228

Cash dividends declared per common share	$1.25	$1.20	$4.95	$4.70

(1)
Derived from audited financial statements.
(2)
Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $31.4 million and $37.1 million for the three months ended December 31, 2025 and December 31, 2024, respectively, and $404.4 million and $432.1 million for the years ended December 31, 2025 and December 31, 2024, respectively. Participating securities excluded from weighted average common shares outstanding were 174,000 and 205,000 for the three months ended December 31, 2025 and December 31, 2024, respectively, and 182,000 and 206,000 for the years ended December 31, 2025 and December 31, 2024, respectively.

POOL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,	Change
	2025	2024 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$104,963	$77,862	$27,101	35%
Receivables, net (2)	136,063	115,835	20,228	17
Receivables pledged under receivables facility	211,740	199,026	12,714	6
Product inventories, net (3)	1,454,672	1,289,300	165,372	13
Prepaid expenses and other current assets	62,426	47,091	15,335	33
Total current assets	1,969,864	1,729,114	240,750	14

Property and equipment, net	267,065	251,324	15,741	6
Goodwill	707,345	698,910	8,435	1
Other intangible assets, net	283,882	290,732	(6,850)	(2)
Equity interest investments	1,576	1,439	137	10
Operating lease assets	327,398	314,853	12,545	4
Other assets	68,996	81,812	(12,816)	(16)
Total assets	$3,626,126	$3,368,184	$257,942	8%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$652,619	$525,235	$127,384	24
Accrued expenses and other current liabilities	109,301	171,194	(61,893)	(36)
Short-term borrowings and current portion of long-term debt	13,029	49,473	(36,444)	(74)
Current operating lease liabilities	105,336	98,284	7,052	7
Total current liabilities	880,285	844,186	36,099	4

Deferred income taxes	95,633	81,408	14,225	17
Long-term debt, net	1,186,424	900,883	285,541	32
Other long-term liabilities	48,313	44,959	3,354	7
Non-current operating lease liabilities	230,242	223,283	6,959	3
Total liabilities	2,440,897	2,094,719	346,178	17
Total stockholders’ equity	1,185,229	1,273,465	(88,236)	(7)
Total liabilities and stockholders’ equity	$3,626,126	$3,368,184	$257,942	8%

(1)
Derived from audited financial statements.
(2)
The allowance for doubtful accounts was $8.0 million at December 31, 2025 and $8.6 million at December 31, 2024.
(3)
The inventory reserve was $23.9 million at December 31, 2025 and $26.7 million at December 31, 2024.

POOL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year Ended
	December 31,
	2025	2024 (1)	Change
Operating activities
Net income	$406,404	$434,325	$(27,921)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,678	36,784	5,894
Amortization	8,927	8,697	230
Share-based compensation	22,733	19,248	3,485
Equity in earnings of unconsolidated investments, net	(102)	(207)	105
Net (gains) losses on foreign currency transactions	(492)	218	(710)
Goodwill impairment	285	—	285
Other	12,803	13,775	(972)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(27,324)	29,146	(56,470)
Product inventories	(147,405)	66,201	(213,606)
Prepaid expenses and other assets	91,799	75,122	16,677
Accounts payable	119,358	14,429	104,929
Accrued expenses and other liabilities (2)	(163,814)	(38,552)	(125,262)
Net cash provided by operating activities (2)	365,850	659,186	(293,336)

Investing activities
Acquisition of businesses, net of cash acquired	(10,831)	(4,692)	(6,139)
Purchases of property and equipment, net of sale proceeds	(56,334)	(59,476)	3,142
Other investments, net	(627)	(2,001)	1,374
Net cash used in investing activities	(67,792)	(66,169)	(1,623)

Financing activities
Proceeds from revolving line of credit	1,929,200	1,517,800	411,400
Payments on revolving line of credit	(1,698,700)	(1,575,700)	(123,000)
Proceeds from term loan under credit facility	50,000	—	50,000
Payments on term loan under credit facility	(12,500)	(25,000)	12,500
Proceeds from asset-backed financing	473,500	727,000	(253,500)
Payments on asset-backed financing	(473,100)	(744,600)	271,500
Payments on term facility	(19,938)	—	(19,938)
Proceeds from short-term borrowings and current portion of long-term debt	17,700	8,873	8,827
Payments on short-term borrowings and current portion of long-term debt	(16,644)	(10,103)	(6,541)
Payments of deferred financing costs	(1,397)	(2,077)	680
Proceeds from stock issued under share-based compensation plans	9,702	13,190	(3,488)
Payments of cash dividends	(184,916)	(179,633)	(5,283)
Repurchases of common stock	(346,286)	(306,300)	(39,986)
Net cash used in financing activities	(273,379)	(576,550)	303,171
Effect of exchange rate changes on cash and cash equivalents	2,422	(5,145)	7,567
Change in cash and cash equivalents	27,101	11,322	15,779
Cash and cash equivalents at beginning of period	77,862	66,540	11,322
Cash and cash equivalents at end of period	$104,963	$77,862	$27,101
(1)
Derived from audited financial statements.
(2)
Operating cash flows for the year ended December 31, 2025 were reduced by $68.5 million for federal tax payments deferred from 2024 as a result of relief granted by the IRS. This deferred tax payment increased operating cash flows in 2024 and decreased operating cash flows in 2025.

ADDENDUM

Base Business

When calculating our base business results, we exclude for a period of 15 months sales centers that are acquired, opened in new markets or closed. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statement data within this press release as our base business results for the quarter and year ended December 31, 2025 closely approximated our consolidated results. Excluded sales centers contributed less than 1% to the change in our reported net sales.

The table below summarizes the changes in our sales centers during 2025.

December 31, 2024	448
Acquired locations	3
New locations	8
Consolidated/closed locations	(3)
December 31, 2025	456

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, provision for income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

From time to time, we use Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(In thousands)	2025	2024

Net income	$406,404	$434,325
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	47,262	50,032
Provision for income taxes	127,132	132,836
Share-based compensation	22,733	19,248
Equity in earnings of unconsolidated investments, net	(102)	(207)
Goodwill impairment	285	—
Depreciation	42,678	36,784
Amortization (2)	7,952	7,838
Adjusted EBITDA	$654,344	$680,856

(1)
Shown net of (gains) losses on foreign currency transactions of ($492) for 2025 and $218 for 2024.
(2)
Excludes amortization of deferred financing costs of $975 for 2025 and $859 for 2024, which is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Diluted EPS	$0.85	$0.98	$10.85	$11.30
Less: ASU 2016-09 tax benefit	0.01	0.01	0.12	0.23
Adjusted diluted EPS	$0.84	$0.97	$10.73	$11.07